Exhibit 14(b)

Tel: 312-856-9100 Fax: 312-856-1379 www.bdo.com	225 W. Randolph Street, Suite 2200 Chicago, IL 60606

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus of our report dated March 12, 2026, relating to the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Additionally, we hereby consent to the use in the joint proxy statement/prospectus of our report dated July 30, 2026, related to the Supplemental Information contained in the senior securities table under the caption “Senior Securities of REFI”, which is included as an exhibit to the joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, P.C.

BDO USA, P.C.
Chicago, Illinois

July 30, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.